Exhibit 5.2

[Letterhead of O’Melveny & Myers LLP]

November 17, 2003

Red Robin Gourmet Burgers, Inc.

5575 DTC Parkway, Suite 110

Greenwood Village, CO 80111

Re:	Registration of Common Stock

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-3 (File No. 333-110209) (the “Registration Statement”) of Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,977,474 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”). Of the 3,977,474 shares of Common Stock registered under the Registration Statement, 750,000 shares are proposed to be offered by the Company, 2,708,673 shares are proposed to be offered by four of the Company’s existing stockholders (the “Selling Stockholders”) and 518,801 shares are proposed to be offered by two of the Selling Stockholders to cover over-allotments, if any (the “Over-Allotment Shares”).

We are of the opinion that the Over-Allotment Shares have been duly authorized by all necessary corporation action on the part of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP